Reserve New York Tax-Exempt Trust

 Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: January 29, 2007

Reserve New York Tax-Exempt Trust

By: Bruce Bent II - Co-CEO

Witness: Arthur Bent  - Co-CEO